                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

                Date of Report (Date of Earliest Event Reported)
                ------------------------------------------------
                                October 25, 2004

                         GENERAL GROWTH PROPERTIES, INC.
                         -------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                  1-11656                42-1283895
    --------                  -------                ----------
(State or other             (Commission           (I.R.S. Employer
jurisdiction of             File Number)           Identification
 incorporation)                                       Number)

                  110 N. Wacker Drive, Chicago, Illinois 60606
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (312) 960-5000
                                 --------------
              (Registrant's telephone number, including area code)

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On August 19, 2004, General Growth Properties, Inc. ("GGP" or the "Company") entered into an agreement and plan of merger with The Rouse Company ("Rouse"). The transaction is currently expected to close in mid November 2004. Historical financial statements of Rouse and pro forma financial information of the Company are included in this report in response to Item 9.01 below.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Listed below are the financial statements, pro forma financial information and exhibits filed as a part of this report:

(a)   Financial Statements of Businesses Acquired.

      1. Consolidated financial statements of Rouse as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and attached as Exhibit 99.1 to this report.

      2. Unaudited condensed consolidated financial statements of Rouse as of June 30, 2004 and for the three and six months ended June 30, 2004 and 2003 and attached as Exhibit 99.2 to this report.

(b)   Pro Forma Financial Information.

      The pro forma financial information of the Company listed in the accompanying Index is filed as part of this Current Report on Form 8-K.

(c)   Exhibits.

      See the attached Exhibit Index which is incorporated into this Item 9.01(c) by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GENERAL GROWTH PROPERTIES, INC.

                                      By:   /s/  Bernard Freibaum
                                            ------------------------------------
                                            Bernard Freibaum
                                            Executive Vice President and
                                            Chief Financial Officer

Date: October 25, 2004

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                               NAME
-------   -------------------------------------------------------------
4.1       Form of Subscription Certificate and Instructions for use of
          Subscription Certificates

8.1       Opinion of Neal, Gerber & Eisenberg LLP Regarding Tax Matters

23.1      Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 8.1)

99.1 Consolidated financial statements of Rouse as of December 31, 2003 and 2002 and for the years ended December
          31, 2003, 2002 and 2001

99.2 Unaudited condensed consolidated financial statements of Rouse as of June 30, 2004 and for the three and six months ended June 30, 2004 and 2003

99.3      Letter Agreement regarding equity financing commitment dated
          October 22, 2004 by M.B. Capital Partners III


                                      INDEX

GENERAL GROWTH PROPERTIES, INC.:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004....      F-2

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Six Months Ended June 30, 2004..........................................      F-3

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended December 31, 2003............................................      F-4

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements........      F-5

                        GENERAL GROWTH PROPERTIES, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  JUNE 30, 2004
                             (DOLLARS IN THOUSANDS)

                                                HISTORICAL        HISTORICAL                        TOTAL
                                             GENERAL GROWTH       THE ROUSE      PRO FORMA        PRO FORMA
                                           PROPERTIES, INC.(1)   COMPANY (2)  ADJUSTMENTS (3)    CONSOLIDATED
                                           -------------------   -----------  ---------------    ------------
ASSETS

Investment in real estate:
  Land                                     $         1,488,769   $   648,655  $       502,071 a  $  2,639,495
  Building and equipment                             9,529,278     5,433,127        4,086,972 a    19,049,377
  Less accumulated depreciation                     (1,257,898)   (1,076,387)       1,076,387 a    (1,257,898)
  Developments in progress                             237,832       224,732                -         462,564
                                           -------------------   -----------  ---------------    ------------
    Net property and equipment                       9,997,981     5,230,127        5,665,430      20,893,538
  Investment in Unconsolidated
    Real Estate Affiliates                             755,816       587,763          541,784 a     1,885,363
  Investment land and land held for
    development and sale                                     -       455,494          601,037 a     1,056,531
  Properties held for sale                                   -         8,241                -           8,241
                                           -------------------   -----------  ---------------    ------------
    Net investment in real estate                   10,753,797     6,281,625        6,808,251      23,843,673
Cash                                                    15,265        36,220                -          51,485
Tenant accounts receivable, net                        150,074        67,147                -         217,221
Other assets                                           229,065       584,566           41,814 b       855,445
                                           -------------------   -----------  ---------------    ------------
TOTAL ASSETS                               $        11,148,201   $ 6,969,558  $     6,850,065    $ 24,967,824
                                           ===================   ===========  ===============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Mortgage notes and other debt payable      $         8,171,891   $ 4,564,916  $     6,934,726 c  $ 19,671,533
Accounts payable and accrued expenses                  485,608       814,745        1,005,236 d     2,305,589
                                           -------------------   -----------  ---------------    ------------
  Total liabilities                                  8,657,499     5,379,661        7,939,962      21,977,122
Minority interest:
  Preferred units                                      403,506             -                -         403,506
  Common units                                         407,566             -          (21,880)e       385,686
Stockholders' equity                                 1,679,630     1,589,897       (1,068,017)e     2,201,510
                                           -------------------   -----------  ---------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $        11,148,201   $ 6,969,558  $     6,850,065    $ 24,967,824
                                           ===================   ===========  ===============    ============


(1) Amounts are derived from the Condensed Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(2) Amounts are derived from detail supporting the Condensed Consolidated Balance Sheet included in The Rouse Company's ("Rouse") Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Certain amounts have been reclassified to conform to the Company's presentation.

(3)   For alphabetical references, refer to Note 2-Pro Forma Adjustments.

The accompanying notes are an integral part of these statements.

                        GENERAL GROWTH PROPERTIES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    Other Acquisitions
                                                   Historical      ---------------------------------------------------
                                                 General Growth    Historical Other     Pro Forma
                                              Properties, Inc.(1)    Acquisitions       Adjustments      Pro Forma (1)
                                              -------------------  ---------------- ------------------   -------------
Revenues
   Minimum rent                               $           455,578  $         26,052 $            6,929 f $     488,559
   Tenant charges                                         222,217            20,379                  1 g       242,597
   Land sales                                                   -                 -                  -               -
   Other                                                   60,036                42               (190)i        59,888
                                              -------------------  ---------------- ------------------   -------------
Total revenues                                            737,831            46,473              6,740         791,044
                                              -------------------  ---------------- ------------------   -------------
Expenses:
   Real estate taxes                                       57,356             2,446                  -          59,802
   Other property operating                               166,833            16,216                  -         183,049
   Land sales operations                                        -                 -                  -               -
   Property management, general and
     administrative costs                                  54,715                 -                  -          54,715
   Depreciation and amortization                          159,218               371             13,726 k       173,315
                                              -------------------  ---------------- ------------------   -------------
Total expenses                                            438,122            19,033             13,726         470,881
                                              -------------------  ---------------- ------------------   -------------
Operating income                                          299,709            27,440             (6,986)        320,163
Interest expense, net                                    (176,761)                -            (18,811)l      (195,572)
Allocations to minority interests                         (48,761)                -               (943)m       (49,704)
Income taxes, primarily deferred                                -                 -                  -               -
Equity in income of unconsolidated affiliates              36,084             4,010             (3,181)o        36,913
                                              -------------------  ---------------- ------------------   -------------

Income from continuing operations
     available to common stockholders         $           110,271  $         31,450 $          (29,921)  $     111,800
                                              ===================  ================ ==================   =============
Weighted-average shares outstanding:
   Basic                                              217,814,000
   Diluted                                            218,650,000
Income from continuing operations per share:
   Basic                                      $              0.51
   Diluted                                                   0.50

                                                   Rouse Acquisition
                                              ---------------------------       Total
                                              Historical     Pro Forma        Pro Forma
                                               Rouse (2)  Adjustments (3)    Consolidated
                                              ----------  ---------------    ------------
Revenues
   Minimum rent                               $  279,594  $        37,902 f  $    806,055
   Tenant charges                                128,225            1,968 h       372,790
   Land sales                                    205,188                -         205,188
   Other                                          42,141              340 h       102,369
                                              ----------  ---------------    ------------
Total revenues                                   655,148           40,210       1,486,402
                                              ----------  ---------------    ------------
Expenses:
   Real estate taxes                              37,079               81 h        96,962
   Other property operating                      144,972            1,392 h       329,413
   Land sales operations                         125,434           30,667 j       156,101
   Property management, general and
     administrative costs                         17,282              575 h        72,572
   Depreciation and amortization                  96,346           48,974 k       318,635
                                              ----------  ---------------    ------------
Total expenses                                   421,113           81,689         973,683
                                              ----------  ---------------    ------------
Operating income                                 234,035          (41,479)        512,719
Interest expense, net                           (120,130)        (148,014)l      (463,716)
Allocations to minority interests                      -           21,069 m       (28,635)
Income taxes, primarily deferred                 (39,114)          12,267 n       (26,847)
Equity in income of unconsolidated affiliates      8,635           (1,875)o        43,673
                                              ----------  ---------------    ------------

Income from continuing operations
     available to common stockholders         $   83,426  $      (158,032)   $     37,194
                                              ==========  ===============    ============
Weighted-average shares outstanding:
   Basic                                                       15,513,000 p   233,327,000
   Diluted                                                     15,513,000 p   234,163,000
Income from continuing operations per share:
   Basic                                                                     $       0.16
   Diluted                                                                           0.16

(1) Amounts are derived from the Condensed Consolidated Statement of Operations included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(2) Amounts are derived from detail supporting the Condensed Consolidated Statement of Operations included in The Rouse Company's ("Rouse") Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Certain amounts have been reclassified to conform to the Company's presentation.

(3)   For alphabetical references, refer to Note 2-Pro Forma Adjustments.

The accompanying notes are an integral part of these statements.

                        GENERAL GROWTH PROPERTIES, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2003
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 Other Acquisitions (2)
                                                   Historical        ------------------------------------------------
                                                  General Growth         Historical Other    Pro Forma
                                               Properties, Inc. (1)       Acquisitions      Adjustments    Pro Forma
                                               --------------------  ---------------------- -----------   -----------
Revenues
   Minimum rent                                $            781,675  $              187,582 $    25,047 f $   994,304
   Tenant charges                                           368,640                 114,031         746 g     483,417
   Land sales                                                     -                       -           -             -
   Other                                                    120,413                   9,259      (4,120)i     125,552
                                               --------------------  ---------------------- -----------   -----------
Total revenues                                            1,270,728                 310,872      21,673     1,603,273
                                               --------------------  ---------------------- -----------   -----------
Expenses:
   Real estate taxes                                         89,038                  25,557           -       114,595
   Other property operating                                 278,809                  91,915           -       370,724
   Land sales operations                                          -                       -           -             -
   Property management, general and
     administrative costs                                   118,377                       -           -       118,377
   Depreciation and amortization                            231,172                   7,724      69,225 k     308,121
                                               --------------------  ---------------------- -----------   -----------
Total expenses                                              717,396                 125,196      69,225       911,817
                                               --------------------  ---------------------- -----------   -----------
Operating income                                            553,332                 185,676     (47,552)      691,456
Interest expense, net                                      (276,235)                      -     (87,523)l    (363,758)
Allocations to minority interests                          (112,111)                      -     (12,268)m    (124,379)
Income taxes, primarily deferred                                  -                       -           -             -
Equity in income of unconsolidated affiliates                94,480                   9,080     (19,928)o      83,632
                                               --------------------  ---------------------- -----------   -----------
Income from continuing operations                           259,466                 194,756    (167,271)      286,951
Convertible preferred stock dividends                       (13,030)                      -           -       (13,030)
                                               --------------------  ---------------------- -----------   -----------
Income from continuing operations
   available to common stockholders            $            246,436  $              194,756 $  (167,271)  $   273,921
                                               ====================  ====================== ===========   ===========
Weighted-average shares outstanding:
   Basic                                                200,875,000
   Diluted (5)                                          215,079,000
Income from continuing operations per share:
   Basic                                       $               1.23
   Diluted (5)                                                 1.20

                                                             Rouse Acquisition
                                               --------------------------------------------       Total
                                               Historical    Discontinued     Pro Forma         Pro Forma
                                               Rouse (3)    Operations (4)  Adjustments (6)    Consolidated
                                               ----------  ---------------  ---------------    ------------
Revenues
   Minimum rent                                $  536,681  $        (5,429) $        74,872 f  $  1,600,428
   Tenant charges                                 233,352           (2,846)           3,936 h       717,859
   Land sales                                     284,840                -                -         284,840
   Other                                           83,123             (437)             680 h       208,918
                                               ----------  ---------------  ---------------    ------------
Total revenues                                  1,137,996           (8,712)          79,488       2,812,045
                                               ----------  ---------------  ---------------    ------------
Expenses:
   Real estate taxes                               64,367                -              162 h       179,124
   Other property operating                       283,145          (13,047)           2,784 h       643,606
   Land sales operations                          167,538                -           49,176 j       216,714
   Property management, general and
     administrative costs                          64,421                -            1,150 h       183,948
   Depreciation and amortization                  173,280           (2,097)          97,948 k       577,252
                                               ----------  ---------------  ---------------    ------------
Total expenses                                    752,751          (15,144)         151,220       1,800,644
                                               ----------  ---------------  ---------------    ------------
Operating income                                  385,245            6,432          (71,732)      1,011,401
Interest expense, net                            (234,643)           1,145         (296,027)l      (893,283)
Allocations to minority interests                       -                -           50,126 m       (74,253)
Income taxes, primarily deferred                  (42,500)             (98)          19,670 n       (22,928)
Equity in income of unconsolidated affiliates      31,421                -           (3,749)o       111,304
                                               ----------  ---------------  ---------------    ------------
Income from continuing operations                 139,523            7,479         (301,712)        132,241
Convertible preferred stock dividends                   -                -                -         (13,030)
                                               ----------  ---------------  ---------------    ------------
Income from continuing operations
   available to common stockholders            $  139,523  $         7,479  $      (301,712)   $    119,211
                                               ==========  ===============  ===============    ============
Weighted-average shares outstanding:
   Basic                                                                         15,513,000 p   216,388,000
   Diluted (5)                                                                    2,054,000 p   217,133,000
Income from continuing operations per share:
   Basic                                                                                       $       0.55
   Diluted (5)                                                                                         0.55

(1) Amounts are derived from the Condensed Consolidated Statement of Operations included in the Company's Annual Report on Form 10-K for the Year Ended December 31, 2003.

(2)   Amounts are derived from the Company's Form 8-K/A filed on August 2, 2004.

(3) Amounts are derived from detail supporting the Condensed Consolidated Statement of Operations included in Rouse's Annual Report on Form 10-K for the Year Ended December 31, 2003. Certain amounts have been reclassified to conform to the Company's presentation.

(4) Represents amounts for which the decision to dispose of the property was made subsequent to December 31, 2003.

(5) The convertible preferred stock was dilutive to the historical diluted earnings per share of the Company, but anti-dilutive to the total pro forma consolidated results.

(6)   For alphabetical references, refer to Note 2-Pro Forma Adjustments.

The accompanying notes are an integral part of these statements.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

NOTE 1 PRO FORMA BASIS OF PRESENTATION

GENERAL - The unaudited pro forma condensed consolidated financial statements are based upon the historical financial information of General Growth Properties, Inc. ("GGP" or the "Company"), excluding discontinued operations, and the historical financial information of each of the acquisitions listed below as if the acquisitions had occurred on the first day of the earliest period presented for the unaudited pro forma condensed consolidated statements of operations and as of the date of the unaudited pro forma condensed consolidated balance sheet. In management's opinion, all adjustments necessary to reflect these transactions have been included.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company's Current Report on Form 8-K/A filed on August 2, 2004, the Annual Reports on Form 10-K for the year ended December 31, 2003 of the Company and The Rouse Company ("Rouse") and the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2004 of the Company and Rouse.

The Company understands that in the course of preparing for the merger, Rouse discovered issues relating to whether it satisfied certain tax law requirements applicable to REITs. Rouse has filed a request with the Internal Revenue Service to take corrective actions that would treat Rouse as having satisfied these requirements, but there can be no assurance that the Internal Revenue Service will in fact consent to this request. If the Internal Revenue Service does not consent to Rouse's request, Rouse likely will not be able to satisfy one of the conditions to the closing of the merger. In such event, there may be other alternatives, which would also require the consent of the Internal Revenue Service, that would enable Rouse to qualify as a REIT and enable Rouse to satisfy such condition of the merger agreement.

The consolidated financial statements of Rouse as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 were originally audited by KPMG LLP. As of the date of this Form 8-K, KPMG LLP's audit report to those financial statements is not included or incorporated by reference in this Form 8-K. Adjustments or modifications to these financial statements are required to reclassify the operations of certain properties sold in 2004 to discontinued operations, and may be required for all matters discussed above. Until any such adjustments or modifications have been made and the Internal Revenue Service process relating to Rouse's satisfaction of the REIT tax requirements described above has been completed, KPMG LLP's audit report related to Rouse's consolidated financial statements referred to above will not be included or incorporated by reference into this Form 8-K. Once this process has been completed, Rouse's financial statements, revised for discontinued operations and adjustments, if any, for the satisfaction of the above mentioned REIT tax requirements, and KPMG LLP's audit report will be filed as exhibits to an amended Form 8-K.

The Rouse acquisition, as further described below, will be accounted for as a purchase business combination. The fair market value of the consideration paid by GGP will be used as the valuation basis for the Rouse acquisition. The consolidated assets and liabilities of Rouse will be revalued to their respective fair market values at the effective date of the acquisition. The unaudited pro forma adjustments, including the preliminary purchase accounting adjustments, are based on currently available information and upon preliminary assumptions and estimates that the Company believes are reasonable. The preliminary purchase accounting allocations are subject to reallocation as additional information, including third-party market valuations, become available and when the final purchase accounting takes place after the completion of the merger.

The costs of the assets and liabilities acquired or assumed in conjunction with the other acquisitions, as further described below, have also been allocated based on an estimate of their respective fair values. The purchase allocation adjustments made in connection with the preparation of the unaudited pro forma condensed consolidated financial statements are based on the information available at this time. Subsequent adjustments and refinements to the allocations are expected to be made as additional information becomes available.

The pro forma financial information contained in these pro forma condensed consolidated financial statements may not necessarily be indicative of what actual results of the Company would have been if such transactions had been completed as of the dates indicated nor does it purport to represent the results of operations for future

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

periods. GGP management believes that the Rouse merger will create potential cost savings and operating efficiencies, such as elimination of redundant administrative and property management costs. Additionally, the Company expects to finance or refinance both Rouse and GGP properties with secured debt which is expected to bear interest at rates lower than the interest rates assumed in determining the pro forma interest expense adjustments in the accompanying condensed consolidated statements of operations. These potential cost and interest savings have not been reflected in the accompanying unaudited pro forma condensed consolidated statements of operations as the Company is currently unable to quantify them and there is no assurance that any anticipated savings will be realized.

The Company, Rouse, and a majority of their affiliates have elected to be treated as Real Estate Investment Trusts ("REITs") pursuant to the Internal Revenue Code of 1986, as amended. As a REIT, the Company will generally not be subject to federal income tax on taxable income distributed currently to its stockholders. However, certain affiliates of the Company and Rouse are taxable REIT subsidiaries ("TRS"). A TRS is permitted to engage in non-qualifying REIT activities and the taxable income of a TRS is subject to federal, state and local income taxes. Deferred income taxes relate primarily to the TRS and are accounted for using the asset and liability method.

ROUSE ACQUISITION - On August 19, 2004, the Company entered into an agreement and plan of merger with Rouse. Under the terms of the merger agreement, which has been approved by each company's Board of Directors, Rouse stockholders will receive $67.50 per share in cash less the amount of any extraordinary dividend paid by Rouse prior to the merger (the "Merger Consideration"). If the amount of the extraordinary dividend, if any, exceeds $2.42 per share, the Merger Consideration will be reduced by an amount per share equal to $2.42 plus 1.1 times the amount of the extraordinary dividend in excess of $2.42 per share. The merger is subject to the approval of Rouse stockholders and customary closing conditions and a tax opinion confirming Rouse's REIT status. The Rouse stockholder vote is currently scheduled for November 9, 2004. The merger does not require the approval of GGP stockholders and is generally not conditioned upon receipt of financing by GGP. The merger agreement provides for a termination fee and expense reimbursement of up to an aggregate of $180 million, which is payable by Rouse to GGP under certain circumstances.

The total purchase price for the acquisition is estimated as follows:

                                 (IN THOUSANDS)
Funding from new credit facility, less repayments of existing debt...........................  $ 6,426,313
Proceeds from warrant offering...............................................................      500,000
                                                                                               -----------
   Purchase of outstanding Rouse shares (102,612,050 shares at $67.50 per share).............    6,926,313
Assumption of Rouse's historical debt........................................................    4,564,916
Assumption of Rouse's historical liabilities.................................................      814,745
Adjustment to reflect Rouse's historical debt at estimated fair market value.................      188,966
Adjustment to reflect Rouse's historical other liabilities at estimated fair market value....      253,512
Below-market lease adjustment................................................................      343,300
Merger costs:
   Employee and related costs................................................................      275,000
   Legal, investment advisory, accounting and other fees.....................................      125,000
                                                                                               -----------
                                                                                                   400,000
                                                                                               -----------
                                                                                               $13,491,752
                                                                                               ===========

GGP has received a commitment of up to $9.75 billion of variable-rate debt from a group of lenders to finance the merger and refinance certain existing debt. The borrowings will bear interest at LIBOR plus a spread which will vary based on the amounts borrowed and the Company's credit rating. The borrowings are currently expected to bear interest at an annual weighted-average rate of approximately 4.3%.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

In addition, the Company will conduct a pro rata offering of warrants to sell newly-issued GGP common stock. Each holder of shares of GGP common stock and all holders of common or convertible preferred units of limited partnership interest in GGP Limited Partnership as of 5:00 p.m., New York City time, on the record date, October 18, 2004, were allocated, at no cost, 0.1 non-transferable warrants for each share or common unit (assuming conversion of the preferred units into common units, in accordance with the terms of the preferred units) owned at that time, for a total of approximately 28.4 million warrants. Each whole warrant entitles the holder to purchase one share of common stock for $32.23 per share. Each warrant holder that exercises its basic subscription privilege in full also may subscribe for additional shares at the same subscription price per share to the extent that other holders do not exercise their warrants in full. If an insufficient number of shares is available to satisfy fully the oversubscription privilege requests, the available shares will be sold pro rata among warrant holders who exercised their oversubscription privilege. M.B. Capital Partners III, a South Dakota general partnership, has committed to back-stop the warrants offering to ensure that not less than $500 million will be raised in the warrants offering (the "Bucksbaum back-stop agreement"). M.B. Capital Partners III will comply with this back-stop obligation by exercising its subscription privilege and by subscribing for any common stock not subscribed for in the warrants offering to close any gap between the amount subscribed for and $500 million. Assuming the warrant offering is fully subscribed, total gross proceeds will be approximately $915 million. Based on the uncertainty regarding the number of shares of common stock which will be subscribed for in the warrants offering, only the $500 million proceeds from the M.B. Capital Partners III back-stop agreement have been assumed in the pro forma financial statements.

The Rouse acquisition has been prepared in accordance with Rule 3-05 and
Article 11 of Regulation S-X of the United States Securities and Exchange Commission.

In August 2004, Rouse agreed to acquire Oxmoor Center ("Oxmoor"), a regional retail center in Louisville, Kentucky, for $123 million, including $60 million in assumed debt. The acquisition is expected to close by mid-November. The results of operations of this mall are included in the Rouse acquisition pro forma adjustments.

OTHER ACQUISITIONS - Other acquisitions include all acquisitions of the Company since January 1, 2003 other than the Rouse acquisition. These other acquisitions are summarized below. Pro forma financial results of the other acquisitions have been prepared in accordance with Rule 3-14 and Article 11 of Regulation S-X of the United States Securities and Exchange Commission. As the properties will be directly or indirectly owned by entities that will elect or have elected to be treated as real estate investment trusts (as specified under sections 856-860 of the Internal Revenue Code of 1986) for Federal income tax purposes, a presentation of estimated taxable operating results is not applicable.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

Other acquisitions include the following:

                                                                                                      NEW OR ASSUMED DEBT(1)
                                                                                                 --------------------------------
                                                                      ACQUISITION   PURCHASE                  PRO FORMA INTEREST
                        (IN THOUSANDS)                                   DATE        PRICE        AMOUNT             RATE
                                                                      -----------  ---------     ---------    -------------------
2004
A 50% ownership interest in Burlington Town Center ..............      January 7   $  10,250           --               --
Redlands Mall....................................................     January 16      14,250           --               --
The remaining 50% ownership interest in Town East Mall ..........       March 1       44,500           --               --
Four Seasons Town Centre ........................................       March 5      161,000     $ 134,400(2)          5.6%
A 33 1/3% ownership interest in GGP/Sambil Costa Rica............       April 30      12,217(3)        --               --
A 50% ownership interest in Riverchase Galleria .................        May 11      166,000       100,000            3.26% (6)
Mall of Louisiana ...............................................        May 12      265,000       185,000        LIBOR+58 bp
The Grand Canal Shoppes .........................................        May 17      766,000       766,000            4.18%
A 50% ownership interest in GGP/NIG Brazil.......................       July 30       32,000(4)         --              --
Stonestown.......................................................      August 13     312,550       220,000        LIBOR+68 bp

2003
Peachtree Mall...................................................      April 30    $  87,600     $  53,000        LIBOR+85 bp
Saint Louis Galleria.............................................       June 11      235,000       176,000        LIBOR+165 bp
Coronado Center .................................................       June 11      175,000       131,000        LIBOR+85 bp
The remaining 49% ownership interest in GGP Ivanhoe III..........        July 1      459,000       268,000            3.81%
Lynnhaven Mall ..................................................      August 27     256,500       180,000        LIBOR+125 bp
Sikes Senter ....................................................     October 14      61,000        41,500         LIBOR+70 bp
The Maine Mall ..................................................     October 29     270,000       202,500        LIBOR+125 bp
Glenbrook Square.................................................     October 31     219,000       164,250        LIBOR+108 bp
Foothills Mall ..................................................     December 5     100,500        45,750(5)          6.6%
Chico Mall ......................................................     December 23     62,390        30,600             7.0%
Rogue Valley Mall ...............................................     December 23     57,495        28,000            7.85%

(1) The interest rate used in the pro forma statements for the new or assumed variable-rate debt incurred in the property acquisitions listed above reflects a LIBOR rate of 1.37% for the six months June 30, 2004 and 1.12% for the year ended December 31, 2003. Additional funding, including for those acquisitions for which a specific and separate loan was not obtained or assumed, was assumed to have been drawn on the Company's line of credit at an interest rate of 2.49% for the six months ended June 30, 2004 and 2.48% for the year ended December 31, 2003.

(2) Excludes approximately $25.1 million in 7% Series E Cumulative Convertible Preferred Units of GGP Limited Partnership interest.

(3) Approximately $9.7 million was funded at closing. The remaining amounts will be drawn on a letter of credit provided by the Company as additional construction and development costs of the project are incurred.

(4) Approximately $7.0 million was funded at closing. The remaining amounts will be invested by the Company (upon the agreement of both partners) to acquire additional interests in the properties currently owned or to acquire interests in other retail centers.

(5) Excludes approximately $26.6 million in 6.5% Series D Cumulative Convertible Preferred Units of GGP Limited Partnership interest.

(6)   Including the impact of interest rate swaps.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

NOTE 2 PRO FORMA ADJUSTMENTS

a)    Investment in real estate asset additions are as follows:

                                                  OTHER ACQUISITIONS
                                                 --------------------                   TOTAL
                                                  GGP/NIG                 ROUSE       PRO FORMA
                (IN THOUSANDS)                    BRAZIL   STONESTOWN  ACQUISITION   ADJUSTMENTS
                                                 --------  ----------  -----------  -------------
Land...........................................  $      -  $   46,800  $   455,271  $     502,071
Building and equipment.........................         -     273,624    3,813,348      4,086,972
Accumulated depreciation.......................         -           -    1,076,387      1,076,387
                                                 --------  ----------  -----------  -------------
  Net property and equipment...................         -     320,424    5,345,006      5,665,430
Investment in Unconsolidated...................
  Real Estate Affiliates.......................     6,897           -      534,887        541,784
Investment land and land held for..............
  sale and development.........................         -           -      601,037        601,037
                                                 --------  ----------  -----------  -------------
                                                 $  6,897  $  320,424  $ 6,480,930  $   6,808,251
                                                 ========  ==========  ===========  =============

b) Adjustments to other assets primarily reflect pro forma adjustments to Rouse's historical other assets to reflect their estimated fair values.

c)    Mortgage notes and other debt payable adjustments include the following:

                (IN THOUSANDS)
Rouse:
  Net additional funding...........................     $  6,426,313
  Fair value adjustment to Rouse historical debt...          188,966
                                                        ------------
                                                           6,615,279
Stonestown.........................................          312,550
GGP/NIG Brazil.....................................            6,897
                                                        ------------
                                                        $  6,934,726
                                                        ============

d) Adjustments to other liabilities primarily reflect pro forma adjustments to Rouse's historical other liabilities to reflect their estimated fair values, accrued merger costs and acquired below-market leases. Preliminary adjustments for acquired below-market leases for the Rouse and other acquisitions totaled $351.7 million and are included in accounts payable and accrued expenses.

e) Minority interest and stockholders' equity adjustments reflect the contemplated issuance of $500 million of newly-issued GGP common stock pursuant to a pro rata offering of warrants to all holders of GGP common stock and all holders of common and convertible preferred units of GGP Limited Partnership or pursuant to the Bucksbaum back-stop agreement. Stockholders' equity adjustments also reflect elimination of Rouse's historical equity.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

f)    Minimum rent adjustments include the following:

                                                       SIX MONTHS ENDED             YEAR ENDED
                                                        JUNE 30, 2004            DECEMBER 31, 2003
                                                  -------------------------  -------------------------
                                                     OTHER         ROUSE         OTHER        ROUSE
                (IN THOUSANDS)                    ACQUISITIONS  ACQUISITION  ACQUISITIONS  ACQUISITION
                                                  ------------  -----------  ------------  -----------
Net amortization of acquired above and
   below-market leases for acquisitions ........  $      2,969  $    33,567  $     16,717  $    66,203
Oxmoor historical...............................            --        4,335            --        8,669
New leasing arrangements at Grand Canal
   Shoppes......................................         3,830           --         7,660           --
Reclassify specialty leasing revenues to
   conform to GGP presentation..................           130           --           670           --
                                                  ------------  -----------  ------------  -----------
                                                  $      6,929  $    37,902  $     25,047  $    74,872
                                                  ============  ===========  ============  ===========

g) Tenant charges adjustment reflects the reclassification of overage rents to conform to GGP presentation.

h)    Adjustments reflect Oxmoor historical results.

i)    Other acquisitions adjustments to other revenue reflect the following:

                                                              OTHER ACQUISITIONS
                                                          --------------------------
                                                            SIX MONTHS    YEAR ENDED
                                                              ENDED        DECEMBER
                  (IN THOUSANDS)                          JUNE 30, 2004    31, 2003
                                                          -------------   ----------
Termination of management agreements resulting
   from acquisition of remaining interests in
   GGP Ivanhoe III and Town East Mall ..................  $        (325)  $   (2,412)
Additional Riverchase management fees...................            300          600
Reclassifications to conform to GGP presentation:
    Overage rents.......................................             (1)        (746)
    Specialty leasing revenues..........................           (130)        (670)
    Operations of property under development............            (34)        (812)
Other...................................................             --          (80)
                                                          -------------   ----------
                                                          $        (190)  $   (4,120)
                                                          =============   ==========

j) Land sales operations adjustments reflect increases in the cost of land sold as a result of pro forma adjustments to increase the historical basis of Rouse's investment land and land held for development and sale to fair market value.

k) Depreciation and amortization adjustments reflect increases in deprecation and amortization expense as a result of pro forma adjustments which increased the historical basis of depreciable acquired buildings and equipment to fair market value. Such pro forma adjustments were depreciated over a weighted-average life of 40 years.

l) Interest expense adjustments reflect a combination of debt assumption and increased borrowings. Since the interest rates on certain of the loans assumed or obtained in conjunction with the acquisitions are based on a spread over LIBOR and have not been converted to fixed-rate loans through the use of interest rate swap agreements, the rates will periodically change. If the interest rate on such variable-rate loans increase or decrease by 12.5 basis points, the annual interest expense will increase or decrease by approximately $5.8 million for the six months ended June 30, 2004 and $11.7 million for the year ended December 31, 2003.

                         GENERAL GROWTH PROPERTIES, INC.
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

      Pursuant to the terms of the contemplated warrant offering, the Company may issue common stock in excess of the $500 million minimum reflected in the pro forma adjustments to the unaudited pro forma condensed consolidated financial statements. Such additional proceeds, if received, will be used to reduce amounts borrowed and the related interest costs. Assuming the warrants offering is fully subscribed, debt would be reduced by approximately $415 million and interest expense would be reduced by approximately $9.1 million for the six months ended June 30, 2004 and approximately $18.2 million for the year ended December 31, 2003.

m) Minority interest adjustments reflect the allocation of earnings to the minority interests and changes in minority interest percentages pursuant to the contemplated issuance of $500 million of newly-issued GGP common stock pursuant to a pro rata offering of warrants to all holders of GGP common stock and all holders of common and convertible preferred units of GGP Limited Partnership or pursuant to the Bucksbaum back-stop agreement.

n) Income tax adjustments reflect reduced taxes on land sales. Substantially all of Rouse's investment land and land held for development and sale are owned by TRSs. As a result, the pro forma adjustments which decreased the profit margin on land sales operations also reduced the related tax expenses.

o)    Adjustments to equity in unconsolidated affiliates reflect the following:

                                     OTHER ACQUISITIONS
                              -------------------------------
                                 SIX MONTHS        YEAR ENDED
                                    ENDED         DECEMBER 31,
      (IN THOUSANDS)            JUNE 30, 2004        2003
                              -------------      ------------
Town East ...............     $        (430)     $     (3,595)
GGP Ivanhoe III .........                --            (9,085)
Riverchase ..............            (2,410)           (6,658)
GGP/NIG Brazil...........              (341)           (1,037)
GGP Ivanhoe IV...........                --               447
                              -------------      ------------
                              $      (3,181)     $    (19,928)
                              =============      ============

      - Town East and GGP Ivanhoe III - Eliminates equity in income from these ventures due to the purchase of the remaining venture shares which causes the properties owned by these joint ventures to be fully consolidated.

      - Riverchase and GGP/NIG Brazil - Reflects reductions in the equity in income from these ventures due to pro forma adjustments which resulted in additional depreciation and interest expenses which were partially offset by amortization of below-market leases.

      - GGP Ivanhoe IV - Reflects equity in income of Eastridge Mall due to the transfer of its ownership by GGP Ivanhoe III, Inc. to GGP Ivanhoe IV.

      The Rouse acquisition adjustment reflects reductions in the equity in income from its joint ventures due to pro forma adjustments which resulted in additional depreciation and interest expenses which were partially offset by amortization of below-market leases.

p) The weighted-average shares outstanding adjustment reflects the contemplated issuance of $500 million of newly-issued GGP common stock pursuant to a pro rata offering of warrants to all holders of GGP common stock and all holders of common and convertible preferred units of GGP Limited Partnership or pursuant to the Bucksbaum back-stop agreement. The pro forma adjustment for the year ended December 31, 2003 also reflects
      13.5 million shares of convertible preferred stock which was dilutive to the historical results and anti-dilutive to the pro forma consolidated results.